QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.32

MODIFICATION TO EXISTING SEVERANCE POLICY

In Connection with the Founders Transaction, The Board approved the following:

        The Company's existing Severance Policy would be revised to, among other things, incorporate the definitions set forth below and will continue to apply, except as follows with respect to certain Executives:

        If a Change in Control or Standstill Termination Date occurs and, prior to the one year anniversary of such Change in Control or Standstill Termination Date, the Company terminates Executive's employment with the Company other than for Cause, Executive terminates his or her employment with the Company for Good Reason, or Executive dies then:

        1.     Severance Payment: The Company shall pay to Executive or Executive's legal representatives as appropriate in a lump sum in cash within 30 days after the effective date of termination of Executive's employment (the "Effective Date"), an amount equal to the product of (a) Executive's then monthly Base Salary and (b) 36 minus the number of full months from the date the Change in Control occurred or the Standstill Termination Date, as applicable, to the Effective Date. By way of example, if the Effective Date occurs prior to the end of the first full calendar month following the Standstill Termination Date, the Severance Payment will equal three times the Executive's annual Base Salary. If the Effective Date occurs on or after the first anniversary of the Standstill Termination Date, the Severance Payment will equal two times the Executive's annual Base Salary. Together with this Severance Payment, the Company shall pay in cash the sum of (i) Executive's Base Salary through the Effective Date to the extent not theretofore paid, (ii) any bonus payable (including any bonus or portion thereof that has been earned but deferred), prorated through the Effective Date to the extent not theretofore paid, and (iii) any accrued vacation pay and other compensation and benefits (including expatriate benefits, housing allowances, expense reimbursements etc.) payable to the Executive to the extent theretofore earned but not paid.

        2.     Equity-Based Awards: Any Pre-Existing Awards held by Executive on the date of the Change in Control or Standstill Termination Date will vest in full, and any restrictions on restricted stock awards then held that are Pre-Existing Awards will terminate, on the Effective Date. Any such Pre-Existing Awards as to which Executive may exercise rights will remain fully exercisable until the third anniversary of the Effective Date, but not beyond the term of such award specified at the time of grant or in the applicable award agreement.

        Any Subsequent Awards held by Executive on the Standstill Termination Date will, if granted more than 12 months prior to the Effective Date, vest (or, in the case of restricted stock, the restrictions will terminate) on the Effective Date with respect to that portion of the award that would have vested (or with respect to which the restrictions would have terminated) prior to the second anniversary of the Effective Date and any rights to exercise such vested portion of the award will continue until the first anniversary of the Effective Date (but not beyond the term of such award). The vesting, termination of restrictions and exercisability of any Subsequent Award held by Executive on the Standstill Termination Date that is not covered by the foregoing will be governed by the applicable stock option or stock incentive plan pursuant to which the award was granted.

        Any Subsequent Award held by Executive on the date of the Change in Control will vest in full, and any restrictions on restricted stock awards then held that are Subsequent Awards will terminate, on the Effective Date. Any such Subsequent Awards as to which Executive may exercise rights will remain fully exercisable until the third anniversary of the Effective Date, but not beyond the term of such award.

        3.     Conditions: The availability of the Severance Payment and other benefits described above shall be subject to:

          (a)   the execution by Executive or Executive's legal representatives, as appropriate, of the Company's standard form of release in the form attached as Annex 2 or Annex 3, as applicable (the "Release") providing for the release of any and all claims, known or unknown, that Executive may have against the Company or any of its subsidiaries, other than indemnification rights, and

          (b)   the execution by Executive (in the event of termination other than by reason of death) of the Company's standard form of non-competition/non-solicitation agreement (the "Non-competition Agreement"), the term of which will be for 24 months following the Effective Date. See Annex 4.

The foregoing benefits will be in lieu of any severance or other benefits contemplated by the Company's existing policies, including the 2003 Incentive Plan and any other applicable stock option or incentive plan, to be made available to any Executive following the occurrence of a Change in Control or Standstill Termination Date, except that (i) in the event of a Change in Control not approved by the Board of Directors, the applicable terms of the stock option or incentive plan pursuant to which the applicable award was granted will govern the vesting, termination of restrictions and exercisability of such equity-based award if such terms are more favorable to Executive and (ii) the vesting of and termination of restrictions with respect to Pre-Existing Awards following the occurrence of a Standstill Termination Date will be governed by the applicable terms of the stock option or stock incentive plan pursuant to which the award was granted.

Certain Definitions:

        Base Salary:    As of any date, the base salary then payable to an employee for the relevant period (i.e., per week, per month or per annum). Base Salary shall be exclusive of any elements of compensation not customarily considered a part of base salary, including without limitation, housing allowances, tax adjustments, expatriate benefits, etc.

        Benefits.    An amount attributable to welfare benefits determined to be 15% of an employee's Base Salary for the relevant period.

        Cause:    The termination by the Company of an Executive's employment for any of the following reasons will constitute termination for Cause: (a) Executive has committed an act of gross misconduct in connection with the performance of his or her duties, as determined by the Board of Directors; (b) Executive demonstrates habitual negligence in the performance of his or her duties, as determined by the Board of Directors; (c) Executive is convicted of or pleads guilty or nolo contendere to any felony; (d) Executive is convicted of or pleads guilty or nolo contendere to a misdemeanor involving moral turpitude and the conduct underlying such misdemeanor has an adverse or detrimental effect on the Company or a Company subsidiary, its reputation or its business, as determined by the Board of Directors; or (e) Executive has committed any act of fraud, misappropriation of funds, embezzlement or other illegal conduct in connection with his or her employment. Any determination required to be made by the Board of Directors shall require the affirmative vote of a majority of the members of the Board present and voting at a meeting duly called and held for such purpose. The Executive will be given reasonable notice of the time, place and purpose of the meeting and the opportunity, together with counsel, to be heard.

        In the case of an employee, other than an Executive, Cause will also include any of the reasons included within the definition of "cause" in Section 7.2(d)(i) of the 2003 Incentive Plan and any determination required by clauses (a), (b) and (d) above or otherwise may be made by either the Board of Directors or the Chief Executive Officer.

        Change in Control:    As defined in the 2003 Incentive Plan.

        Executive:    Mark Schneider, Michael Fries, Tina Wildes and Ellen Spangler.

        Good Reason:    The termination by an Executive of his or her employment with the Company pursuant to the following clauses (a), (b) or (c) will constitute termination for "Good Reason": (a) because of a reduction in Executive's then current Base Salary or (b) because of the assignment to Executive of duties inconsistent in any material respect with Executive's official position with the Company or the material diminution of Executive's position, authority, duties or responsibilities, excluding for this purpose any isolated, insubstantial or inadvertent action not taken in bad faith that is remedied by the Company promptly after receipt of notice thereof given by Executive or (c) the Company's requiring that Executive relocate Executive's principal business office from the metropolitan area of its location as of this date* or (d) for any reason whatsoever, provided that notice of termination pursuant to this clause (d) is given prior to the 30th day preceding the first anniversary of the occurrence of a Change in Control or the Standstill Termination Date.

*
Mark Schneider's principal business office shall be deemed to be located in both the Denver, Colorado and London, England metropolitan areas and any relocation from one such metropolitan area to the other shall not constitute Good Reason.

        Termination for Good Reason will not be effective until the 30th day after notice from Executive to the Company of intention to terminate for Good Reason, setting forth the facts and circumstances claimed to provide the basis for such termination. Such notice, in the case of clause (a) or (b) above, shall be given within 30 days of the occurrence of the applicable event and, in the case of clause (b), shall be subject to the Company's cure right. Termination for Good Reason will not be available for employees other than Executives.

        Pre-Existing Awards:    Stock options, stock appreciation rights and other equity-based awards granted by the Company on or prior to June 30, 2003.

        Standstill Termination Date:    The date that the transactions contemplated by the Share Exchange Agreement, dated as of August 18, 2003, by and among Liberty Media Corporation and the persons and entities identified as Stockholders therein, are consummated and the Standstill Agreement, dated as of January 30, 2002, among UGC, Liberty and the Founders terminates.

        Subsequent Awards:    Stock options, stock appreciation rights and other equity-based awards granted by the Company after June 30, 2003.

        2003 Incentive Plan:    The Company's 2003 Equity Incentive Plan, [draft last reviewed by Liberty prior to August 18, 2003.]

QuickLinks

  Exhibit 10.32